Exhibit 99.1

Annual Meeting of the Shareholders April 26, 2007

Agenda Formal Meeting Vote on proposals Business Update Review of Corporate Goals Product Strategies Review of Fiscal Year 2006 and interim Fiscal Year 2007 Results Financials Achievements and Disappointments Fiscal Year 2007 Plan Plan for 2008-2010

Proposals To elect seven (7) directors to serve until the 2008 annual meeting of shareholders and until their successors have been duly elected and qualified: David Kikumoto Luis Lopez, MD Larry Rau Charles Scoggin, MD Douglass Simpson Robert Tutag Dennis Walczewski 2. To approve the Company’s 2007 Incentive Compensation Plan. To approve the Company’s Second Amended and Restated Employee Stock Purchase Plan. To ratify appointment of Hein & Associates LLP as our independent public accountants for fiscal year ending June 30, 2007. To consider and act upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

Corporate Goals Financial Strength Consistent Growth in Revenues and Profitability Shareholder Liquidity Product Quality

Product Strategies Base business Hyaluronic Acid Antiphospholipids Vascular Diseases Autoimmune Growth Opportunities Aspirin Resistance Hyaluronic Acid AtherOx Arenaviruses ELISA

Strategic Alliances

FY 2006 Financial Performance $327 $444 EBITDA $(582) $(1,586) Net Loss $124 $335 Operating Income $3,520 $4,174 Gross Profit $5,565 $6,636 Sales Fiscal Year Ended 6/30/05 audited Fiscal Year Ended 6/30/06 audited

Balance Sheet Highlights $2,459 $4,691 Stockholder’s Equity $2,407 $4,205 Working Capital $1,282 $3,118 Cash At June 30, 2005 (audited) At June 30, 2006 (audited)

FY 2006 Accomplishments Revenue growth was Company record for % increase year over year Major advancement in several important strategic programs Expanded US and international distribution network Closed second round ($3.5 million) of institutional financing Strengthened management team Operating income increased 171% Ended the year stronger financially Completed plans for move to new HQ facility New patents issued for AspirinWorks and AtherOx; additional patent applications filed Disappointments Revenue level not yet sufficient to achieve profitability Stock price languishing

FY 2007 Goals Continue revenue growth at accelerated rate Continue improvement in operating income, EBITDA and overall financial strength Move into larger, state-of-the-art manufacturing facilities providing increased efficiencies Launch new strategic products Move stock price and trading volumes to the next level

FY 2007 Performance to Date 6-month revenues up 5% over prior year Lassavirus program showing favorable clinical results On track for another record sales year Completed development of AspirinWorks product; filed 510(k) and launched product into international markets Advanced several major clinical studies with AtherOx

FY 2007 6-month Results $(385) $(1,751) Net loss $298 $(703) Operating Income (loss) $2,056 $2,062 Gross profit $3,216 $3,379 Sales 6-months ended 12/31/05 (unaudited) 6-months ended 12/31/06 (unaudited)

Balance Sheet Highlights – Q2 $4,691 $3,553 Stockholder’s Equity $4,205 $3,408 Working Capital $3,118 $1,353 Cash At June 30, 2006 (audited) At Dec 31, 2006 (unaudited)

Plan for 2008-2010 Continue double digit revenue growth; accelerate growth rate with contribution from new products Accelerate new product clearances from the FDA Achieve positive and continuously increasing operating income, net income and EBITDA Move to listed exchange Drive significantly enhanced shareholder value Build on strategic partnerships Expand business through strategic acquisitions Maintain superior quality system to ensure full regulatory compliance Expand delivery technology capabilities